As filed with the Securities
and Exchange Commission on
April 16, 2001
Registration No.




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                AMENDMENT NO. 4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             E-City Software, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

              Nevada                                    88-0461317
  (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                Identification Number)


                                      7372
                          (Primary Standard Industrial
                          (Classification Code Number)

                             1201 First Avenue South
                                    Suite 330
                                Seattle, WA 98134
                               (206) 624-8070 Tel
                               (206) 624-8048 Fax

                  (Address, including zip code, and telephone
                        number, including area code, of
                        registrant's principal executive
                                    offices)

                                   Anis Jessa
                             Chief executive officer
                             1201 First Avenue South
                                    Suite 330
                                Seattle, WA 98134
                               (206) 624-8070 Tel
                               (206) 624-8048 Fax

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                            Jonathan Dariyanani, Esq.
                               2035 Monroe Street
                            Hollywood, Florida 33020
                               (786) 853-2320 Tel
                               (520) 441-8755 Fax














Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering under Rule 462(b)of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made under Rule 434, please check the following box [ ].



                         Calculation of registration fee




Title of
each class
of             Amount of
securities     shares to    Proposed maximum   Proposed maximum   Amount of
to be          be           offering price     aggregate          registration
registered     registered   per unit           offering price     fee
-----------    -----------  -------------      -------------      ------------
Common shares,  3,853,000      $ 5.00           $ 19,265,000      $ 5086.00
$0.0001
par value




(1) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(o) of the Securities Act of 1933. The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting according to such Section 8(a), may determine.
















Prospectus (subject to completion)


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Issued [to be dated upon printing of prospectus] 2000



                                3,853,000 Shares

                             E-CITY SOFTWARE, INC.

                                  COMMON STOCK



Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


Our security holders are offering for sale a maximum of 3,853,000 shares of common stock, at a purchase price of $5.00 per share. We have prepared this prospectus to allow these security holders to sell up to 3,853,000 shares of our common stock that they own. We will receive no proceeds from the sale of shares by selling stockholders. The maximum amount to be received by the selling stockholders is $19,265,000. We have agreed to pay the costs of registering the common stock, excluding commissions, transfer taxes and other expenses related to the resale of the common stock by the selling stockholders.

This is a highly risky investment.


We have described these risks under the caption "Risk factors" beginning on page 7.

These securities are not listed on any national securities exchange or the Nasdaq Stock Market. .


Price $5.00 a share




                  Price to        Sales              Proceeds to
                   public      commissions        selling stockholders

Per share.....     $5.00          $0.00                 $5.00
Total.........  $19,265,000       $0.00              $19,265,000











                                Table of contents
                                                                            Page

Front of registration statement                                         2-3

Inside front and outside back cover pages of prospectus                   4

Summary information and risk factors                                      6

Use of proceeds                                                           9

Determination of offering price                                           9

Plan of distribution                                                      10

Selling security holders                                                  11

Legal proceedings                                                         17

Directors, executive officers, promoters and control persons              17

Executive compensation                                                    18

Security ownership of certain beneficial owners and management            20

Description of securities                                                 23

Interest of named experts and counsel                                     24

Changes in and disagreements with accountants on accounting               24
and financial disclosure

Disclosure of commission position on indemnification for                  25
securities act liabilities

Description of business                                                   25

Management's discussion and analysis                                      29

Description of property                                                   33

Certain relationships and related transactions                            34

Market for common equity and related stockholder matters                  37

Financial statements                                                      40

Indemnification of directors and officers                                 60

Other expenses of issuance and distribution                               60

Recent sales of unregistered securities                                   60

Exhibits index                                                            60

Undertakings                                                              62










Summary information and risk factors


Prospectus summary

You should read the following summary together with the more detailed information regarding E-City and the common stock being sold in this offering and our financial statements and notes appearing elsewhere in this prospectus.


E-City Software, Inc.
Principal Executive Offices
1201 First Avenue South
Suite 330
Seattle, Washington
98134-1234
Http://www.ecitysoftware.com
Telephone: 206-624-8070



E-City Software, Inc. is a development stage software company that specializes in developing computer maps and city guide software. The E-City development team has completed computer maps of Las Vegas, San Francisco, Seattle, Los Angeles and Chicago. These maps feature visual landmarks and buildings, in addition to streets and other features normally included in maps. E-City builds computer maps primarily designed for tourists or pedestrians. They are not primarily designed as driving maps. E-City presently develops these maps under contract for a customer. E-City's business focuses on the development and sale of these computer maps.


The selling stockholders, who include the principal stockholders and officers of E-City, are offering for sale 3,853,000 common shares to the public at $5.00 per share. E-City will receive no proceeds from this offering. This offering is being conducted without an underwriter.


The offering:

Common stock offered............... ...3,853,000 shares

Common stock to be
outstanding
after this
offering...............................4,965,000 shares


Use of proceeds....................... We will not receive any of the proceeds from the sale of the common stock by the stockholders who will sell shares in connection withthis prospectus.

Proposed over the
counter bulletin
board symbol.......................... ECTY



The foregoing information is based on the number of shares of common stock outstanding as of December 31, 2000. No option shares have been authorized, issued or granted to date.









Risk factors


You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business could be harmed, the price of our common stock could decline and you may lose all or part of your investment.


Risks related to our business


E-City could fail due to lack of cash reserves


As of December 31, 2000, we had $432,264 in assets and $386,684 in liabilities. We had $38,706 available in cash as of December 31, 2000. This means that we have less than one month's worth of operating capital available. If any unplanned contingencies occur or there are delays in our receipt of payments under our contract with Cityscape, we may not have the cash reserves necessary to deal with these contingencies and might fail for a lack of cash.


E-City could fail if we continue to lose money

We have incurred significant losses since we began operating. We do not have sufficient cash to support continued losses. If we do not become profitable in the next six to twelve months, we may not be able to raise more money through sale of our stock or borrowing, and we could therefore fail.


We have only been in business for eighteen months, making our business difficult to evaluate because of its lack of history

We have only been in business for eighteen months. We do not have two complete fiscal years of financial statements to review. Our business model remains unproven and it may be difficult to evaluate whether it will work or not, given how little time we have been in business.

E-City is heavily dependent upon Cityscape for revenue

The contract with Cityscape was entered into when E-City's predecessor, Butterfly Software and Cityscape were under common control. The terms of the contract do not necessarily indicate the fair market value that a third party would pay for E-City services nor that a third party would find E-City's services desirable at any commercially viable price. E-City still derives a substantial amount of its revenues from Cityscape. If E-City were to lose Cityscape as a customer, E-City may not be able to find a replacement customer under similar terms.


No one on our management team has ever managed a public company and may not be able to do so successfully

The public company environment is complex and involves regulations, policies, investor relations, and management tasks not required in the private company environment. No member of our management team has ever managed a public company and it may be difficult for our management team to learn to do so effectively. If our management team in unable to effectively learn to manage E-City, we may be unsuccessful in developing and applying our business plan and we may fail.

Our management team has a very limited track record, history and experience in mapping and therefore may not be successfully able to manage E-City

Computer generated mapping is a relatively new competitive field and our management team has very limited experience in this area. Chief executive officer Anis Jessa has approximately two years of experience in the field of computer generated mapping. Our management team has very limited contacts and relationships in the field upon which to rely. The two years of experience in the field may not be sufficient for Mr. Jessa to effectively lead E-City's growth in the computer generated mapping field. Without effective, experienced management, we may not be able to implement our plan and our results would be adversely impacted.

Our management team works for below market wages in a competitive industry. If they leave, we may be unable to replace them and we might fail.

The management team works for substantially lower wages than are paid by other software companies. If members of our management team leave, it is unlikely that we could find replacements at the compensation levels we are offering. We may be financially unable to offer market levels of compensation, and even if we can, we may have difficulty hiring qualified personnel due to E-City's start-up status. Without qualified management, we will not be able to execute our plan and might fail.

We cannot create all of the geographic data necessary to build our products and must rely on third parties

Most of our services rely on the availability and accuracy of geographic data. We have licensed a significant portion of our geographic data from a limited number of sources through standard, non-exclusive, short-term simple end user software licenses available to any purchaser of the data. If any of these third parties were to merge with or be acquired by another company, the number of sources providing this geographic data could be further reduced or the prevailing terms for licensing of such data could change. Also, if the pricing structure or standard license terms for this data were to change significantly, we may not be able to afford to license the data necessary to develop our products as currently contemplated.

We may not be able to compete effectively against dominant companies in computer mapping because we lack the equipment, staff, strategic alliances and experience.

There are numerous, well-financed competitors in computer mapping, many of whom have larger staffs, more resources, more strategic alliances, more sophisticated equipment and more experience in the computer mapping field than E-City does. We have not demonstrated that we can compete successfully against these competitors and we may not be able to in the future. If we are unable to effectively compete in the computer-mapping field, our results could be negatively effected, we may be unable to implement our plan and we might ultimately fail.

If we cannot protect our computerized maps against copying, our ability to market and sell those maps could be damaged

Because computer maps represent cities and areas that all persons are free to visit and photograph, there are few barriers to prevent copying of our maps. Although our computerized maps are developed in a process that we have attempted to protect, we may not be successful in doing so. We rely on a combination of contract, copyright, trademark and trade secret laws and restrictions on disclosure to protect our process for computerized maps. We also enter into confidentiality or license agreements with our employees, consultants and customers, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our computerized maps without payment. Monitoring unauthorized use of our computer maps is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our mapping technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If there is significant copying of our maps by competitors or others, we might experience decreases in sales and sales growth of our mapping products.

Our maps could be defective due to human or software errors, which could result in decreased sales and growth prospects


Although we conduct testing of our products, we may not discover software defects that affect our current or new products until after they are sold. The accuracy of our maps is dependent on human translation of mapping information into video images. Our engineers may make errors, including improperly locating buildings or streets. In addition, any defect in other software or hardware with which our software interacts could be mistakenly attributed to our software by our customers or their end-users. These defects or perceptions of defects could cause our customers and their end-users to experience service interruptions. Service interruptions could damage our reputation or increase our product development costs, divert our product development resources, cause us to lose revenue, or delay market acceptance of our products, any of which could harm our business, financial condition and results of operations.



Risks related to this offering


E-City stock has no public market and one might never develop. Without a public market, purchasers in this offering may not be able to sell their shares.

Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We do not have an underwriter nor do we anticipate that one will be present to assist in the development of a public market or to support the markets with current information about E-City. There can be no assurance that we will be successful in developing a public market for E-City stock.


Insiders who will hold 22% of our outstanding stock after the offering will continue to have substantial control over E-City that could delay or prevent a beneficial change in corporate control

We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 22% of our outstanding common stock following the completion of this offering. If these stockholders acted together, they would be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, which may have the effect of delaying or preventing a third party from acquiring control over us, even if such a transaction would be beneficial to the shareholders.

The report of our independent auditors expresses substantial doubt about our ability to continue as a going concern


The report of our independent auditors located in this filing indicates a substantial doubt about our ability to continue as a going concern due to lack of sufficient working capital and historical losses. Our working capital is severely limited and we have sustained large losses. We may not have enough working capital to survive or to sustain further losses and our business might fail as a result.



Special note regarding forward-looking statements


Some of the statements under "Prospectus summary," "Risk factors," "Plan of operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Use of proceeds

The proceeds from the sale of shares of our common stock will be received directly by the selling stockholders. We will receive no proceeds from the sale of the common stock offered under this prospectus.

Determination of the offering price

We have arbitrarily determined the offering price of $5.00 per share for the shares. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. The price per share in this offering is substantially above its net tangible book value, and we cannot assure you that the price will accurately reflect a market price for the shares. Among factors considered by us in determining the offering price were:

o Estimates of our business potential;

o Our limited financial resources;

o The amount of equity desired to be retained by present stockholders;

o The amount of dilution to the public; and

o The general condition of the securities markets.



Nevada law and certain provisions of our articles of incorporation and bylaws


Nevada law and our articles of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors by virtue of the fact that the board of directors has the ability, without shareholder approval, to issue preferred stock and specify the rights and preferences of such stock. Such an issuance by the board of directors could discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of their proposals could result in an improvement of their terms.



Transfer agent and registrar

The transfer agent and registrar for the common stock is Pacific Stock Transfer.

Plan of distribution

This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us. Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions:

o Transactions in the over-the-counter market;

o Transactions on a stock exchange that lists our common stock; or

o Transactions negotiated between selling stockholders and purchasers, or otherwise.


Broker-dealers may purchase shares directly from a selling stockholder or sell shares to someone else on behalf of a selling shareholder. Broker-dealers may charge commissions to both selling stockholders selling common stock, and purchasers buying shares sold by a selling stockholder. If a broker buys shares directly from a selling stockholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the selling stockholder for the resale. To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. We will also file a post-effective amendment to the registration statement to amend the prospectus to disclose pledges, donees, transferees and other successors in interest. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

Selling shareholders


                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)

Anis Jessa (1) 14213 SE 63rd St.
Bellevue,
WA 98006          1,292,250     26.0          705,000     587,250        11.8

Salim Devji
3803 96th St.
Delta,
B.C.V6A 1A4       25,000        0.5        25,000               0         0

Robin Moulder
670 N. Wilton Pl.
Hollywood,
CA 90004           20,000       0.4          10,000      10,000         0.2

Susan Polmar
28 Bucanneer Ave.
Apt B,
Marina Del Rey,
CA 90292            5,000       0.1           2,500       2,500         0.05

Kirk Roberts(2)
#1012 5353
W. Desert Inn Rd.
Las Vegas,
NV                 200,000      4.0           200,000       0            0


Park Bench,LLC(2)
Director
and principal:     618,670      12.5          618,670        0           0
Patricia Burgmann (3)
#1077
5353 W. Desert Inn Rd.
Las Vegas, NV 89146

Pacific View Holdings
Principals: Daryl Brooks
Merrilyn Brooks
16795 Fraser Hwy
Surrey, BC,
Canada V3S2X6      25,000        0.5              0          25,000      0.5


Gord Hartshorne(2)
2755 165th St.
Surrey,BC,
Canada V4P2L8       10,000       0.2            10,000         0         0

Derek Radstaak(2)
6060 185th St.
Surrey,BC,
Canada V3S5P7       2,500         0              2,500         0         0


CheryI Tingstad(2) 9462 205A St.
Langley, BC,
Canada V1M1Y9       8,500        0.2             8,500         0         0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Doug Miller(2)
9462 205A St.
Langley, BC,
Canada V1M1Y9       1,750         0          1,750         0           0


481331 B.C. Ltd.(2)
Principals:
Jagdave Shokar
Gurmit Shokar
5857 152nd St.
Surrey, BC,
Canada V3S 3K4     22,000        0.4         22,000         0          0



Ranchland
Contracting Ltd.(2)
Principals:
Matthew Brooks
Rod Farquharson
16795 Fraser Hwy.
Surrey, BC,
Canada V3S 2X6    67,500          1.4         67,500         0          0


Miranda Ronse(2)
21155 43A. Ave.
Langley, BC,
Canada V3A8L8     25,000           0.5         25,000         0          0

Leo Ronse(2)
21155 43A. Ave.
Langley, BC,
Canada V3A8L8     2,500            0            2,500        0          0

Rod Froehler(2)
21865 6th Ave.
Langley, BC,
Canada V3A7R2    30,900          0.6            30,900       0          0

Rod Farquharson(2)
20127 50th Ave.
Langley, BC,
Canada V3A3S8     1,000            0             1,000       0          0

Greg Phoenix(2)
15512 37A St.
Surrey, BC,
Canada V4B3G6    11,000          0.2            11,000       0          0

Derek Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2     6,000          0.1             6,000       0          0

                                     Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)




Elizabeth Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2       6,000        0.1        6,000         0           0

Tracy Phoenix(2)
20206 43rd Ave.
Langley, BC,
Canada V3A7Z2       1,500         0         1,500         0           0

David Brown(2)
12736 14B Ave.
Surrey, BC,
Canada V4A1J9         500         0           500          0          0


Paul Thompson(2)
21123 45A Cres.
Langley, BC,
Canada V3A8P9         500         0           500          0          0

Kenneth Roberts(2)
9340 207A Ave.
Langley, BC,
Canada V1M2W7        2,000        0         2,000          0          0

Kristine Ponte(2)
9340 207A Ave.
Langley, BC, Canada
V1M2W7               5,000       0.1        5,000          0          0


Mike Dwyer(2)
8198 196th St.
Langley, BC,
Canada V3A6Y3        5,000       0.1        5,000          0          0


Patricia Dwyer(2)
8198 196th St.
Langley, BC,
Canada V3A6Y3       5,000        0.1         5,000         0          0


Garry Haverty(2)
5921 133rd St.
Surrey,BC,
Canada V3X2N6      13,000        0.3         13,000        0          0

Kirby Helliwell(2)
5929 133rd St.
Surrey, BC,
Canada V3X2N6      13,000        0.3         13,000        0          0

Tony Miniaci(2)
8237 Haffner Ter.,
Mission,BC,
Canada V2V6T5       5,000        0.1          5,000        0          0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Michael Kelly(2)
1076 Jensen Cir.
Pittsburg,
CA 94565          110,000        2.2        110,000       0           0

George Shinbo(2)
2812 Boyer E.
Seattle,
WA 98102           15,000        3.0          15,000      0           0


Paul Kugler(2)
270 E. Flamingo
Unit#308,
Las Vegas,
NV 89109           225,000       4.5          225,000      0           0

Shabnam Jessa(1)(3) 14213 SE 63rd St.
Bellevue,
WA 98006           962,250       19.4         475,000    487,250       9.8

Mohamed Azim Jessa
Irrevocable Trust(1)
14213 SE 63rd St.
Bellevue, WA 98006  75,000        1.5          75,000       0           0


Irrevocable Aliyah
Jessa Trust(1)
14213 SE 63rd St.
Bellevue, WA 98006  75,000        1.5          75,000       0           0

Elle Holdings Ltd.(2)
Director:
Temple Directors Ltd.
Principal: Doug Byblow
P.O. Box 228 Temple
Building, Leeward Hwy
Providenciales,
Turks & Caicos
Island              50,000        1.0           50,000      0            0


Zinnat Mohamedali
Gulamhusein (1)
7 Liphook Cres.
London, England
S.E. 23 3BN         12,500        0.3           12,500       0           0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)


Fidahusein Jessa(1)
133 Marion Avenue,
Stanmore, Middlesex,
England             5,000         0.1        5,000         0           0

Al Sedgewick(2)
13698 Coldicutt Ave.
Whiterock, BC,
Canada V4B3A9       5,000         0.1         5,000         0          0


Martin Malus(2)
#6 2833 Oak St.
Vancouver, B.C.
V6H 2K4             10,000        0.2         10,000         0         0


Birchfield
International Ltd.(2)
Director and principal:
Charlene Wells
Dehands House 2nd Terrace
W. P.O. Box.
N 7120 Nassau,
Bahamas            233,180         4.7         233,180        0        0


Empire Builders,Inc.(2)
Principal: Rod Froehler
2035 Monroe St.
Hollywood,
FL 33020           200,000          4.0        200,000         0       0


VCBM Company Ltd.(2)
Director and principal:
Claudette Sands
Dehands House
2nd Terrace
W. P.O. Box.
N 7120 0
Nassau, Bahamas    200,000          4.0         200,000         0      0

                               Percentage
                  Number of    of shares
                  shares       beneficially           Number of    Percentage of
                  beneficially owned                  shares       shares
                  owned        before      Number of  beneficially beneficially
                  before       offering    shares to  owned after  owned after
                  offering       (%)       be sold    offering     offering (%)



Dale Clark(2)
365 Selkirk Drive
Apt.10
Red Bay,
Grand Cayman        200,000        4.0        200,000       0           0

BAS Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W. P.O.
Box. N 7120 0
Nassau, Bahamas     50,000         1.0         50,000       0          0

Deklite Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W.
P.O. Box. N 0
7120 Nassau,
Bahamas             50,000         1.0         50,000       0          0

Handsome Enterprises Ltd.(2)
Director and principal:
Macgregor Robertson
Dehands House
2nd Terrace W. 0
P.O. Box. N 7120
Nassau, Bahamas     50,000         1.0         50,000        0         0

Monica Pulver(2)
2035 Monroe St.
Hollywood, FL 33020  5,000         0.1          5,000        0         0

Beatrice Stockwell(2) 19201 40th Ave W.
Lynnwood, WA 98036   1,000          0           1,000        0         0


(1) Affiliates of Anis Jessa
(2) Transferees and Donees of Anis Jessa
(3) Promoters

Legal proceedings

We are not a party to any legal proceedings.

Executive officers and directors

Our executive officers and directors and their ages, as of December 31, 2000, are as follows:


Executive officers

Anis Jessa - 48 chief executive officer, interim chief financial officer, director, member of audit and compensation committees

Robin Moulder - 34 chief operating officer, interim chief technology officer, director, member of audit and compensation committees

Susan Polmar - 32 chief marketing officer

All directors of E-City hold office until the next annual meeting of stockholders of E-City or until their successors are elected and qualified.

Executive officers and directors:


Anis Jessa, chief executive officer, interim chief financial officer and director

Mr. Jessa served as president and director of Cityscape.com from February, 1999 until July, 2000. As president of Cityscape.com, Mr. Jessa was responsible for product development, strategic alliances and key account management. From June, 1997 until March, 1999, Mr. Jessa served as president of Cabtop Media Inc., an outdoor media company that Mr. Jessa was responsible for creating. Mr. Jessa continues to serve as a director of Cabtop Media and has since June, 1997. >From September of 1989 until June of 1997, Mr. Jessa was employed as leasing manager for Ocean Park Ford in British Columbia.


Robin Moulder, chief operating officer and director.

>From January 2000 until June of 2000, Ms. Moulder served as President of Cubicle 8, a technology incubator in Santa Monica, California. As President of Cubicle 8, an internet company incubator, Ms. Moulder was responsible for the day-to-day operations and project management. From September of 1997 until January of 2000, Ms. Moulder was employed as a software engineer and project manger at Imaging Diagnostics, Inc. a medical software company in the field of imaging >From 1995 until 1997 she was employed as a senior software engineer at Fibercorp, Inc., a telecommunications-engineering corporation. She is a former engineer for such companies as Motorola, Dow Corning Wright and Belzona.

Susan Polmar, chief marketing officer.

>From September, 1999 until June of 2000, Ms. Polmar served as Marketing Manager for All-Life.com, an internet start-up. As Marketing Manager for All-Life.com, Mrs. Polmar was responsible for advertising for All-life websites and print magazine as well as developing strategic business partnerships for promotions and magazine distribution. From 1993 until 1999, Ms. Polmar served in various marketing capacities at the Daily Racing Forum. When she left the Daily Racing Forum, Ms. Polmar was the promotions manager. Mrs. Polmar graduated from Arizona State University with a degree in Journalism and Public Relations in 1992.

Board of directors

Our board of directors currently consists of 2 members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified.

Board committees

     The board of directors has established a compensation committee. The compensation committee consists of Mr. Jessa and Ms. Moulder. The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

     The board of directors has established an audit committee. The audit committee consists of directors Mr. Jessa and Ms. Moulder. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

Director compensation.

Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses in connection with attendance at board and committee meetings.


Executive compensation

The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities since the commencement of our operations by our chief executive officer, there are no other executive officers that earned more than $100,000 in salary and bonus since commencement of operations.

Summary compensation table

                                               Long-term compensation
        Annual compensation                           awards
        -------------------                    ----------------------


Name,                           Other        Restricted  Securities
principal                       annual       stock       underlying  All other
position  Salary($) Bonus($) compensation($) award(s)($) options(#) compensation


Anis
Jessa     $60,000*   0              0           0            0         0





Anis Jessa has not yet drawn any salary from E-City. It is anticipated that Mr. Jessa will begin taking a salary of $60,000 beginning January 1, 2001. Mr. Jessa is not entitled to any reimbursement for the salary he has elected to forego.

Option grants since inception and aggregate option exercises during last fiscal year and fiscal year-end option values.

Since inception, we have not granted any stock options to any individual, including our chief executive officer. We anticipate granting options to various employees, directors and consultants. Any such grants will be made at an exercise price equal to the fair market value of our common stock as determined by our board of directors.

We have no employment agreements with any of our employees.

Employee benefit plans

We do not currently have any employee benefit plans.

Limitations on directors' and officers' liability and indemnification

Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

We are entering into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation on liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Security ownership of certain beneficial owners and management


The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

o each named executive officer;

o each of our directors;

o all current directors and executive officers as a group; and

o each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2000, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other person. As of December 31, 2000, no individual listed in the table below owned any options or warrants to purchase any of our common or preferred stock.

Except as indicated in the footnotes to this table and as required under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Percentage of ownership is based on 4,965,000 shares of common stock outstanding on December 31, 2000 and 4,965,000 shares of common stock outstanding after completion of this offering. Unless otherwise indicated, the address of each of the individuals named below is 1201 First Avenue South, Suite 330, Seattle, WA 98134.

This prospectus relates to the offering by the selling stockholders for resale of shares of our common stock acquired by them in private placements and other transactions. All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts. The following table also includes information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Additionally, the following table assumes the sale of all shares of common stock offered by this prospectus; however, as the selling stockholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will hold after the offering.

Name and address of beneficial owner offering

Executive officers



Title of class  Name and address of    Amount and nature of   Percent of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)          1,292,250                26.0
                14213 SE 63rd St.
                Bellevue, WA 98006

Common          Robin Moulder            20,000                   0.4
                670 N. Wilton Pl.
                Hollywood, CA 90004

Common          Susan Polmar             5,000                    0.1
                28 Bucanneer Ave.Apt B,
                Marina Del Rey, CA 90292


Directors


Title of class  Name and  address of   Amount and nature of   Percent  of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)
                14213 SE 63rd St.
                Bellevue, WA 98006      1,292,250               26.0

Common          Robin Moulder
                670 N. Wilton Pl.
                Hollywood, CA 90004     20,000                  0.4

Directors, executive officers as a group



Title of class  Name and  address of   Amount and nature of   Percent  of class
                beneficial owner       beneficial owner


Common          Directors and officers
                as a group              1,317,250               26.5

Common          Anis Jessa (1)
                14213 SE 63rd St.
                Bellevue, WA 98006      1,292,250               26.0

Common          Robin Moulder
                670 N. Wilton Pl.
                Hollywood, CA 90004     20,000                   0.4

Common          Susan Polmar             5,000                   0.1
                28 Bucanneer Ave.Apt B,
                Marina Del Rey, CA 90292



5% beneficial owners


Title of class  Name and address of    Amount and nature of   Percent of class
                beneficial owner       beneficial owner


Common          Anis Jessa (1)          1,292,250                26.0
                14213 SE 63rd St.
                Bellevue,WA 98006

Common          Shabnam Jessa(1)(3)     962,250                  19.4
                14213 SE 63rd St.
                Bellevue,WA 98006


Common          Park Bench, LLC(2)      618,670                  12.5
                Principal:
                Patricia Burgmann (3)
                #1077
                5353 W. Desert Inn Rd.
                Las Vegas, NV 89146

(1) Affiliates of Anis Jessa
(2) Transferees and donees of Anis Jessa
(3) Promoters

Description of securities


Current capital structure


As of the date of this prospectus, we have 50,000,000 shares of common stock, par value $0.0001, authorized, with 4,965,000 shares outstanding held of record by 50 stockholders.


Description of capital stock


Upon the closing of this offering, we will be authorized to issue 50,000,000 shares of common stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.


Common stock


As of December 31, 2000, there were 4,965,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend policy." In the event of a liquidation, dissolution or winding up of E-City, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the shares voted for the election of directors can elect all of the directors. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.


Preferred stock

The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of E-City without further action by the stockholders.

We have yet to authorize any preferred stock. Our board of directors is empowered, without stockholder approval, to issue series of preferred stock with any designations, rights and preferences as they may from time to time determine. Thus, preferred stock, if issued, could have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the common stock. Preferred stock, if issued, could be utilized, under special circumstances, as a method of discouraging, delaying or preventing a change in control of our business.

Registration rights

None.


Options

We currently have no options exercisable for our common stock available for grant. We do not presently have any warrants authorized. Our board of directors may later determine to grant such options and authorize warrants.

Dividend policy

We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future.

Capitalization

The following table sets forth our capitalization as of December 31, 2000:

o on an actual basis; and

o on an as adjusted to basis to give effect to the sale of 3,853,000 shares of our common stock in this offering at an assumed initial public offering price of $5.00 per share, after deducting estimated commissions and estimated offering expenses payable by us. The outstanding share information excludes:

o Option shares. No options have been issued or authorized to date.

You should read this table with "Plan of operation" and the Financial Statements and the related notes. See "Use of proceeds" and "Management."

                                    As of December 31, 2000
                                            (Unaudited)
                                              Actual                As adjusted
                                    -------------------          --------------

Long-term obligations,
less current portion............. $0                                  $0
Stockholders' equity:
Common stock, $.0001 par value, 50,000,000 shares authorized, 4,965,000 shares issued; 4,965,000
outstanding actual; ............. $497                                $497
Additional paid-in capital....... $0                                  $0
Deferred stock compensation...... $0                                  $0
Additional paid-in capital....... $0                                  $0
Accumulated income............... $57,464                             $57,464
Accumulated other
Comprehensive loss .............. $(12,381)                           $(12,381)
Total stockholders' equity....... $45,580                             $45,580




Interest of named experts and counsel



     The validity of the common stock offered in this registration statement will be passed upon for us by Jonathan Ram Dariyanani Esq., Los Angeles, CA. Mr. Dariyanani will not receive any direct or indirect interest in E-City Software. Mr. Dariyanani originally had a beneficial interest in 150,000 shares which were gifted by Mr. Jessa, but this transaction has been rescinded and the shares returned to Mr. Jessa.


Hansen, Barnett & Maxwell, Certified Public Accountants have audited our financial statements, for the years ended March 31, 2000 and 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given upon the authority of such firm as experts in accounting and auditing. Hansen, Barnett & Maxwell, Certified Public Accountants, will not receive any direct or indirect interest in E-City Software.

Changes in and disagreements with accounts on accounting and financial disclosure

There are no disagreements with the accountants on accounting policies or financial disclosure.

Disclosure of commission position on indemnification for securities act

The limitation of our director's liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of E-City Software pursuant to the foregoing provisions, or otherwise, E-City Software has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



Description of business

Overview


E-City is a development stage computer mapping company. Computer mapping uses digital versions of maps to produce maps on computer, which may be viewed on cd-rom or over the internet or which may in turn be developed into digitally produced paper maps for publication and sale. Some computer mapping technology allows users to interact with the maps in limited ways, allowing them to zoom in closer or farther away from a particular object or section of the map using functions contained on the computer map. Users can also customize some computer maps to their preferences, specifying scale, how roads are identified, or other features, such as color. E-City has produced a style of computer mapping which includes drawings of buildings, features and landscapes on to the computer map of streets and cities. These buildings and landmarks are easy to recognize and facilitate the ability of drivers, pedestrians or tourists to orient themselves and navigate a particular urban area. E-City has produced these computer maps for three major US cities. In general, the computer mapping industry has focused on developing maps that depict streets and intersections without buildings or landmarks, or with only a symbol indicating a building or landmark. E-City has taken the approach that consumers would desire a city view that contains certain building and landmark information in a way that is easy to recognize. The computer mapping industry is a fairly new industry. Most computer maps are viewed on a free-of-charge basis to consumers visiting websites or requesting driving directions on the internet. These maps are developed and paid for generally either by websites who charge a fee to advertisers to show advertisements to consumers who are looking for maps or by businesses operating a website on the internet who pay computer mapping providers to provide location and direction maps to visitors to their corporate sites.


History and form of organization


E-City Software, Inc. is a development stage Nevada corporation formed on May 12, 2000 for the purpose of developing and commercializing computer mapping products in cd-rom format and on the internet. Our subsidiary, Butterfly Software, Inc., a British Columbia corporation, was formed on November 8, 1998 for the purpose of producing computerized maps. In its original conception, Butterfly was to make computerized maps in the form of maps of popular tourist destinations which it planned to sell to wholesale and retail customers on cd-rom in a screen saver format. In September of 1999, Butterfly changed its business model and began focusing on the delivery of computer maps via the internet, as well as in cd-rom format.


Butterfly faced a number of challenges in developing and delivering its' mapping products. The development process for the maps involves circling a target city in a helicopter and taking video of the areas to be mapped. Butterfly's in-house animation staff then draws maps of the area based on the video. These maps are digitized, colored, streets are labeled and animated features, such as cars moving across a bridge or people walking, are added. Butterfly faced challenges in developing a software interface that made the maps easy to navigate and use. There were also challenges in compressing the maps to a sufficiently low level of required file storage space to make them practical for transmission over the internet. Butterfly's internal software developers solved these problems through experimentation and trial and error and Butterfly is now able to deliver the maps within acceptable size parameters.

E-City combination with Butterfly Software

Butterfly Software became a wholly owned subsidiary of E-City on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City.

E-City's principal products and services

E-City has one service which it is currently engaged in providing. E-City plans to offer two other products by the second quarter of 2001. The service which E-City currently provides is the development of computer maps for major metropolitan areas which are developed for a customer and then provided to that customer over the internet and on cd- rom. E-City has one such contract with a customer for the development of 10 major metropolitan areas. E-City has the capability of developing more cities for individual customers on a contract basis. E-City has sought out additional customers, but has not yet found any additional customers for this map development service. When a customer desires to have E-City build an interactive map of a particular city, E-City will prepare a pricing bid for that map build. The price that E-City intends to charge for such services will be determined on a contract-by-contract basis, but will be based on E-City's actual cost in developing the mapping solution, including aerial photography, programming, drawing and graphic design, plus a profit margin of between 0% and 30%, depending on how likely E-City is to be able to leverage the work that it would be doing on the contract to produce other revenue, such as revenue from a printed map product derived from the maps developed under the contract.

In addition to the custom computer map development services described above, E-City has two other products in development, which it plans to begin selling in the second quarter of 2001. These are a licensed, on-line version of its maps to internet websites and a paper map of its completed cities.


E-City intends to license its on-line maps either through resellers or directly to individual websites. These websites would pay an annual licensing fee to use E-City maps on their website. E-City intends to offer multiple levels of animation on these maps, different user interface options, some customization of the maps, for instance, highlighting a business' physical location on the electronic map and intends to price these additions as value added services to be paid for as upgrades to a simple license of E-City's current mapping product. E-City currently has the ability to license the completed city maps of Seattle, San Francisco, Las Vegas, Los Angeles and Chicago. E-City will be able to license the cities of Washington D.C. and Vancouver, B.C., which are track to be completed by April 2001. E-City also intends to license a less detailed, more traditional computer map, a so-called two dimensional or 2D map of the United States in conjunction with licenses of its visually more detailed city maps which include buildings and landmarks, or three dimensional or 3D maps. E-City has purchased the technology to provide such 2D maps from a third party provider under non-negotiated, standard commercial software license terms renewable on a yearly basis. E-City has then customized these purchased maps so that it can present them and integrate them for an on-line customers needs. The 2D map capability is presently ready to be licensed to customers in connection with E-City's other 3D product.


E-City has not determined a price for its computer map licensing product or the price of the value added upgrades to such a license. E-City intends to base its prices on the prevailing market prices for similar services by its competitors, including Mapquest and Vicinity. Mapquest and Vicinity price similar products between $1500 and $15,000 per year for each site license, depending on the number of upgrade options requested. E-City intends to have a similar pricing structure, depending on market research, feedback from its potential customers, and the level of interest that it finds in the marketplace for its products.


E-City is in the process of developing a paper map printed version of its computer city maps. E-City has completed such a paper map for Seattle and Las Vegas. E-City intends to complete paper maps for San Francisco, Chicago, Washington DC and Vancouver, B.C. by June 30, 2001. E-City intends to complete additional paper maps for other cities as it completes market research on potential cities by the end of the second quarter of 2001. E-City intends to price these maps at retail for between $5-$8 per map, depending on the feedback received from potential distributors and potential customers. Depending on the distribution method which E-City selects, E-City would receive between 33% to 60% of the retail price of the paper maps.


Distribution and marketing methods

Presently, E-City has no distributors of its products. E-City presently makes its custom map development services available to customers who call, email, write or respond to advertisements on E-City's websites and through direct telephone sales calls by E-City's sales staff. E-City intends to make its computer map licensing available through these same mechanisms. E-City also intends to develop a larger sales force so that it might be able to sell its computer map licensing services directly to website owners. E-City is currently looking for strategic partners who might be resellers of the E-City computer map licensing products. E-City has not determined how it will price such services with respect to resellers. Management contemplates that such pricing will be done on a revenue-share basis, to be negotiated with a reseller once a possible reseller or resellers have been identified. Such pricing will be determined by the likely volume of sales a reseller might make, any minimum order commitments a reseller might give, any synergies the reseller might provide for E-City's other products, any marketing or brand awareness for E-City that the reseller might provide, the depth and quality of the reseller's customer base and the number of offers from competing resellers that E-City receives.

E-City does not currently print or distribute paper maps. E-City intends to develop a paper map product for sale during the second quarter of 2001. E-City has not yet determined how such maps will be distributed. E-City intends to approach wholesale map and magazine distributors and national retail book, service station and convenience store chains to seek distribution of its printed map product. E-City has not yet entered into negotiations with any such distributor. It is contemplated that such distribution arrangements, if successfully developed, would involve E-City selling paper maps to distributors at 35-50% of the retail price of those maps and to retailers at 45-60% of the retail price of those maps.


Status of products and services

Currently E-City has computer maps for delivery over the internet and in cd-rom format for San Francisco, Las Vegas, Seattle,Los Angeles and Chicago. These maps are presently available for viewing on the internet and have been developed under the contract between E-City and Cityscape.


E-City anticipates that the cities of Washington DC and Vancouver, B.C. will be completed by April 2001. The cities of Miami, Orlando, Salt Lake and New York should be completed by June of 2001.

E-City currently offers custom mapping development services to individual customers on a contract basis. E-City can design, film, illustrate, render and deliver, in cd-rom format and on the internet, customized computerized maps of any city in the world on a per city contract basis. These maps take between 6 and 12 weeks to develop, depending on the city.


E-City anticipates having the ability to license its already developed custom mapping products on a per-year license basis to websites in the first quarter of 2001. San Francisco, Seattle, Las Vegas, Los Angeles and Chicago are complete and would be ready for licensure as soon as E-City determines pricing, distribution, and delivery methods. E-City anticipates that other cities will be available for license as follows: Vancouver, B.C. and Washington DC - April 2001.


E-City has developed a prototype printed map for Seattle, San Francisco and Las Vegas. E-City is currently in the process of seeking printers and distributors for these maps. No printers or distributors have yet been selected. E-City anticipates printing maps for these cities and securing distribution for them in the second quarter of 2001. Thereafter, E-City anticipates printing and distributing paper maps for each city that E-City develops a computer mapping solution.

Revenues

At the moment, E-City's largest customer is Cityscape.com. Cityscape pays E-City under a software development contract to develop 10 interactive maps to North American cities. E-City anticipates that its sources of revenue in the future will come from sales of its custom mapping development services to websites under software development agreements similar to the one entered into with Cityscape.com. E-City also anticipates that revenue will be derived from license fees for its computer maps to individual websites on an annual license fee basis. E-City also anticipates that revenue will be generated by sales of E-City's paper map products.

Competitive conditions, competitive position and methods of competition

The computer mapping market in which we compete is relatively new and our services are highly specialized. While competition exists for most of our service offerings, the number of companies with which we compete is relatively small. We expect competition with our services to increase over time as the market for our services grows. Competition may also increase as a result of industry consolidation.

Our map licensing and mapping development services compete with InfoSpace, MapQuest, Vicinity and Switchboard and, to a lesser degree, with other smaller, location-based content providers. InfoSpace, MapQuest, Vicinity and Switchboard have more experience in the field than we do, have established brand recognition, have successfully developed customers, have significant financial and human resources and have a wider variety of products which they offer than we do. It will be very difficult to compete successfully against these competitors. In addition, while we believe that the visual depictions of buildings, landmarks and the look and feel of E-City maps will appeal to some businesses, this visual differentiation may not be sufficient to attract customers. Furthermore, if we are successful in cultivating a customer base based on the visual detail presented in E-City maps, our competitors could add similar features to their products. In addition, with many potential new clients, an additional competitor to our mapping solution is the client's own in-house information systems department which may initially believe that it can duplicate our services at a lower cost. In each competitive situation that we face, we believe the factors that cause potential clients to consider our services include the depth of our mapping offerings, the visual appeal of our maps, the number of cities that we provide coverage for, our ability to integrate our services into larger marketing initiatives, the quality and reliability of our services, our speed of implementation and the overall quality of our technology and client service.

Our printed map products, which we do not currently offer but contemplate offering in the first quarter of 2001, compete against a number of suppliers of printed maps. By far, the largest of these printed map companies is Rand McNally, which has a long established brand, comprehensive distribution, an enormous product offering and significant human, financial, technical and strategic resources at its disposal. Rand McNally does not presently offer a city map which depicts buildings and landmarks with the same detail as E-City's planned paper maps. However, if we are successful in cultivating a customer base based on the visual detail presented in E-City maps, our competitors could add similar features to their products. We are in a difficult competitive position, being a new entrant in a field that has such an established, well-financed, highly visible competitive leader. We believe that consumers make paper map purchasing choices based primarily on ease of availability, price and visual appeal. Rand McNally makes maps which are widely distributed, reasonably priced and full-colored. In order to compete successfully in this market, we will have to establish widespread distribution of our paper map products and consumers will have to find those products visually appealing.

Dependence on one customer


We are heavily dependent on our customer, Cityscape.com, Inc., for a large portion of our sales to date. While we anticipate identifying and securing other customers, we have had limited success in doing so. We have one development contract with Cityscape.com, Inc. This software development agreement, dated September 15,1999, was originally between 3DCityGuide.com, Inc., which subsequently changed its' name to Cityscape, and Butterfly Software. The agreement specifies payments of $2,000,000.00 from Cityscape to Butterfly beginning August 1, 1999, with a term of two years. The agreement requires us to create interactive mapping solutions for 10 cities. We have realized revenue of $850,000 to date under the agreement. The agreement was assumed by E-City at the closing of the E-City purchase of Butterfly Software, which occurred on August 15, 2000. We have completed five cities under the agreement, Seattle, San Francisco, Las Vegas, Los Angeles and Chicago. We have substantially completed Vancouver, B.C., and Washington DC, and we expect to complete these cities by April 30, 2001. We anticipate completing the three remaining cities by June 1, 2001.

There can be no assurance that E-City will derive significant revenue from customers other than Cityscape. E-City's potential customers include various industry segments on the internet, including retail, physicians and dentists, service providers, governmental offices and industrial concerns.


Research and development

Other than the acquisition of Butterfly Software, E-City has not made an investment to date in research and development. E-City has developed its computer mapping process as part of the execution of its obligations under the Cityscape software development agreement. To the extent that the development of E-City's mapping process qualifies as research and development, 100% of the development of its products was borne by E-City's customer. Butterfly Software, E-City's subsidiary and predecessor entity, spent $99,893 on research and development.


Proprietary rights and licensing

We rely primarily on a combination of copyrights, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and proprietary rights. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our internal documentation and other proprietary information. Our only license that we have granted a customer of our products is the license granted to Cityscape under the software development agreement. The software that we utilize in the development of our computer maps is all commercially available software that we purchase with the standard form of end user license agreement.


Regulatory environment

The aspect of our business which faces significant governmental regulation or is likely to face such regulation is the aspect of our computer mapping capability delivered via the internet and through our website. Within the United States, the legal landscape for internet privacy is new and rapidly evolving. Collectors and users of consumer information over the internet face potential tort liability for public disclosure of private information; and liability under federal and state fair trade acts when information sharing practices do not mirror stated privacy policies. Due to the increasing popularity and use of the internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local levels relating to the internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of services. Further, the growth and development of the market for activity on the internet may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the internet, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the internet could harm our business.

Employees and consultants


As of December 31, 2000, we had 16 employees and three consultants, 12 of who were based at our offices in Vancouver, British Columbia and four of whom are based out of our offices in Seattle, Washington. None of our employees is subject to a collective bargaining agreement. We do not have any written employment agreements with any of our employees. We believe that our relations with our employees and consultants are good.

Upon effectiveness of this registration statement on Form SB-2, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.


Management's discussion and analysis



The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk factors" and elsewhere in this prospectus.



Overview

We provide on-line and cd-rom computerized mapping solutions for Internet sites and other business that utilize computerized mapping services. We develop and market products which allow our clients to provide computerized mapping services to their customers.

E-City Software, Inc. is a development stage Nevada corporation formed on May 12, 2000 for the purpose of developing and commercializing computer mapping products in cd-rom format and on the internet. Our subsidiary, Butterfly Software, Inc., a British Columbia corporation, was formed on November 8, 1998 for the purpose of producing computerized maps. In its original conception, Butterfly was to make computerized maps in the form of maps of popular tourist destinations which it planned to sell to wholesale and retail customers on cd-rom in a screen saver format. In September of 1999, Butterfly changed its business model and began focusing on the delivery of computer maps via the internet, as well as in cd-rom format. Butterfly Software became a wholly owned subsidiary of E-City on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City.

We intend over the next 12 months, to add two new products to our currently available product offering. Presently, we are in the process of developing 10 computer maps of North American cities under our software development contract with Cityscape. Our only currently offered product consists of this computer map product that we can create for potential customers on a city by city basis, under similar terms as the contract that we entered into with Cityscape.


While we have the ability and staff presently to produce a map of another North American city every six to eight weeks, we would like to expand that ability to producing a North American or international city every four weeks. To increase our development capability and speed will require an additional $250,000 for the hiring of new developers and the purchase of new equipment.

We would also like to develop a sales force to sell this product to potential customers, as well as the paper map product and the computer map licensing product that we have in development. Presently, we have a full-time sales staff of two people. We would like to expand that sales staff to 10 people, which we believe would allow us to target potential customers for all three products effectively. We would also like to advertise our products via the internet, attendance at trade shows and through print and outdoor media. We estimate that to expand the sales department and to advertise our products to create awareness and attract potential customers, we need to spend $500,000 on sales and marketing over the next twelve months.

We intend to design, print and achieve distribution for our printed map product, which we expect to begin production of in the second quarter of 2001. In order to typeset and print a full set of paper maps for our first city, we anticipate upfront costs of around $15,000 for 50,000 maps. We expect that distribution costs will run approximately $5000 for the first 50,000 maps. If we are successful in securing distribution for the first set of printed maps, we anticipate distributing at least 9 additional paper map products over the course of the next twelve months. Each new city will cost approximately $20,000 to print and distribute. We believe that the total budget that we will need to print and distribute 500,000 maps for 10 cities will be $200,000. Our anticipated revenues from the sale of paper maps at a wholesale distributor price of $2.50 to $3.00 per map will be between $1,250,000 and $1,500,000, assuming that all of the maps were sold.


Results of operations for the nine months ended December 31, 2000 and 1999, and for the years ended March 31, 2000 and 1999.

Revenues for the nine month period ended December 31, 2000 were $600,000 as E-City completed three additional cities - Seattle, San Francisco and Los Angeles, as part of its software development agreement with Cityscape.com. Revenues for the nine month period ended December 31, 1999 were $0 as E-City had only started contract work for Cityscape.com in September of 1999.

Revenues for the year ended March 31, 2000 were $250,000 as E-City completed work on the city of Las Vegas. Revenues for the year ended March 31, 1999 were $0.

Revenue from the sale of the interactive guides is recognized when delivery is complete, and no significant obligations remain unfulfilled by E-City and when collection of any remaining receivable is probable. Payments collected prior to revenue recognition are accounted for as deferred revenue.

At the moment, E-City's largest customer is Cityscape.com. Cityscape pays E-City under a software development contract to develop 10 interactive maps to North American cities. E-City anticipates that its sources of revenue in the future will come from sales of its custom mapping development services to websites under software development agreements similar to the one entered into with Cityscape.com. E-City also anticipates that revenue will be derived from license fees for its computer maps to individual websites on an annual license fee basis. E-City also anticipates that revenue will be generated by sales of E-City's paper map products.

Operating Expenses

General and administrative expenses are comprised primarily of expenses related to the support and maintenance of our software development team. Other costs include consulting fees, accounting services and filing fees. General and administrative expenses for the nine months ended December 31, 2000 were $187,248 an increase of $138,108 over the same period in the prior year. This increase is due mainly to higher depreciation and amortization costs as well as higher office, consulting and legal expenses.

General and administrative expenses for the year ended March 31, 2000 were $78,394 an increase of $71,758 over the same period in the previous year. This increase is due to the expansion of E-City's marketing, web design and mapping capabilities. We expect general and administrative expenses to increase substantially over the previous year if E-City is successful in developing and marketing a paper mapping product and in obtaining new customers for its products and services. We anticipate that such expenditures could be as high as $550,000 or more depending on the level of growth.

Research and development expenses were incurred up through August 31, 1999 when a working model for our interactive city guides was completed. Since that time no additional funds have been spent on research and development. At the moment, we have not spent money in the development of our paper mapping products. We anticipate spending approximately $200,000 to $400,000 on product development over the next twelve months.


Financial Condition

For the nine month period ended December 31, 2000 E-City had net income of $125,600 while for the nine month period ended December 31, 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company has incurred net losses of $148,464, $61,483 and $6,653 respectively. Also, for the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company had a working capital deficit of $13,614, $209,598, $126,696, and $6,687, respectively.

E-City has formulated a plan involving several efforts including an increased marketing effort to contact potential customers. Expenses and costs are also being examined to determine their need and effectiveness to meet the company's goals. Various equity sources are also being explored in order to generate cash if needed. Along with exploring equity sources, E-City is also pursuing financing options, although nothing specific has yet been established with an investor or financing party. If needed, E-City has also considered cutting back on its projects which would entail a reduction of force and related expenses and curtailment of certain advertising and marketing efforts.

The company is in a very tenuous cash position going forward. There are reserves of less than one month's of operating cash and payments from Cityscape under the software development agreement cannot be assured. There can be no assurance that E-City will develop any new customers, or that its pricing arrangement with such customers, if located, will be sufficient to provide E-City with the financial resources necessary to continue operation.

Liquidity and capital resources

We continue to finance our growth primarily through funds generated from operations. For the nine months ended December 31, 2000, net cash provided by operating activities was $106,623. As of December 31, 2000, we had cash and cash equivalents of $38,706.

The company had a positive change in cash of $24,048 for the nine month period ended December 31, 2000. The principal sources of cash were net earnings in the amount of 125,560, an increase in accounts payable and accrued expenses of $25,169, an increase in our provision for income taxes of $42,676, an increase in depreciation and amortization of $14,699. The principal uses of cash were an increase in work in progress of $96,756, an increase in equipment of $67,200, a decrease in deferred revenue of $10,000, and an increase in prepaid expenses of $10,225.

The company had a negative change in cash of $4,374 for the nine month period ended December 31, 1999. The principal sources of cash were an increase in related party advances payable of $161,829, an increase in deferred revenue of $226,000, an increase in long term debt of $19,950, an increase in depreciation of $7,016 and an increase in accounts payable and accrued expenses of $5,560. The principal uses of cash were net losses of $148,464, an increase in related party advances receivable of $83,845, an increase equipment of $74,709, an increase in work in progress of $109,678 and an increase in prepaid expenses of $4,795.

The company had a positive change in cash of $2,206 for the year ended March 31, 2000. The principal sources of cash were an increase in related party advances payable of $169,747, an increase in deferred revenue of $96,000, an increase in accounts payable and accrued expenses of $26,788 and an increase in depreciation and amortization of $11,463. The principal uses of cash were an increase in related party advances receivable of $$85,178, an increase in work in progress of $73,068, net losses of $61,483, an increase in equipment of $59,600 and an increase in prepaid expenses of $13,035.

The company had a positive change in cash of $12,452 for the year ended March 31, 1999. The principal sources of cash were an increase in related party advances payable of $21,617 and an increase in accounts payable and accrued expenses of $5,788. The principal uses of cash were principal payments of long term debt of $8,295 and net losses of $6,653.

For the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the company had contract work in progress of $170,925, $109,678, $74,169, and $0, respectively. Contract work in progress represents the costs to produce the interactive guides and is accumulated as an asset and recorded as costs of goods sold when revenue is recognized. Management has elected to include into work in progress a portion of general and administrative costs based on a reasonable usuage for the direct production of the interactive city guides. Other direct costs are included at 100% until the revenue is recognized.

The interactive city guides of Vancouver, B.C., Chicago and Washington, DC contributed $67,253, $55,291 and $48,381 respectively towards contract work in progress as of December 31, 2000. These three interactive city guides were approximately 90%, 80% and 70% completed as of December 31, 2000 with the city of Chicago completed in January of 2001 and the cities of Vancouver, B.C. and Washington, DC scheduled to be complete by March 31, 2001. Contract work in progres for projects that are not expected to be included in costs of good sold during the twelve months following the balance sheet date are recorded as long-term costs in the "other assets" section of the balance sheet. Contract work in progress that is expected to be recorded as costs of sales within the next twelve months is included in current assets. As of December 31, 2000, all projects for which costs have been incurred are expected to be completed within twelve months and, accordingly, contract work in progress is included in current assets.

We believe that existing cash balances and funds generated from operations are insufficient to meet our liquidity needs for the foreseeable future. We are actively pursuing customers so that we may reach a level of sales sufficient to meet our liquidity needs.


While E-City is optimistic about the company's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.


Our independent certified public accountants have issued a report on our audited statements with an explanatory paragraph regarding our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to obtain additional financing or refinancing as may be required, and ultimately upon our ability to attain profitability.

We need working capital to execute our business plan and, in the future, we may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. We do not have any present understanding, nor are we having any discussions relating to any such acquisition or investment. Any such acquisition or investment could harm our operating results or cause our stock price to decline because:

- the amount of time and level of resources required to successfully integrate its business operation could be substantial;

- challenges in assimilating personnel, organizational structure, and technology could cause significant delays in executing other key areas of our business plan;

- the key personnel of the acquired company may decide not to work for us, which could result in the loss of key technical or business knowledge to us; and

- we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

We believe that our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through April 2001. If cash generated from operations is insufficient to satisfy our liquidity requirements after that date, we may seek to sell additional equity or debt securities or to obtain a credit facility; however, at the present time, we have not entered into any arrangements or understandings with respect to any such financings. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in an increase in our fixed obligations and could result in operating covenants that would restrict its operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.


Cash requirements


Presently, without the sale of additional shares, we do not have sufficient capital to maintain, grow or continue our operations for the next 12 months. Our plan of operation is therefore dependent upon our ability to raise capital apart from this offering. We have less than one month of working capital or cash available presently. We need to raise additional funds as soon as practicable. We do not presently have any arrangements or understandings with any investors or potential investors with respect to an investment in E-City. We have not decided at what price or under what terms we will raise such additional funds. The factors that we will utilize in making such a decision include, our success in developing new customers or strategic partners for E-City, the market valuation of our competitors, the availability of investments generally for development stage start-up companies and the feedback that we receive from potential investors. We intend to target potential customers and potential strategic partners as possible investors in E-City, though we have not received any indications of interest so far. E-City has identified acquaintances of the officers and directors who are interested in providing debt or equity financing for E-City. E-City has not reached any terms with such prospective investors in which such financing would be forthcoming. E-City intends to pursue these sources of possible financing. In addition, E-City intends to pursue financing via venture capital funds and private capital groups. E-City has not yet identified any specific venture capital funds or private capital groups. E-City intends to identify such funds by April 30, 2001. There can be no assurance that E-City will be successful in identifying appropriate funds or that such funds, if identified, will be willing to make an investment in E-City on financial terms acceptable to E-City. E-City also intends to solicit proposals from investment banking firms to conduct financing on behalf of the company. E-City has not identified any specific investment banking firm to date. E-City intends to identify an appropriate investment banking firm by April 30, 2001. There can be no assurance that E-City will be successful in identifying an appropriate investment banking firm or that once identified such an investment banking firm will be willing and able to provide financing to E-City under acceptable terms and conditions. If we are unable to raise additional or sufficient funds for E-City, we will have to abandon our additional hiring plans, possibly close either our Seattle or Vancouver office to consolidate, abandon our plan to produce paper maps, reduce staff or salaries, increase the number of customers, or some combination thereof. These steps may not be sufficient and we may fail, even with these measures, if we are unsuccessful in raising additional funds under acceptable terms.


Research and development

We intend to develop an ability over the next twelve months to deliver our maps via hand held, internet enabled devices, such as a cellular phone or a Palm Pilot or other personal electronic appliance. We do not yet know how much it will cost to develop such an ability. We also intend to continue to develop techniques for compressing our computer maps, shrinking their file size, so that we might transmit them faster over the world wide web. We do not yet know how much it will cost to do this. The factors we will use to determine how much money to spend on research and development will include, feedback from our customers, the expenditures of our competitors, the availability and terms of additional financing that we intend to seek, our available cash and general market conditions.

Plant and equipment

We currently have offices in Seattle, Washington and Vancouver, British Columbia. Most of our core software development and mapping and animation technology will be hosted in Vancouver where the employee base is large and wages are generally lower than in most regions of the United States for software developers. We would like to expand our Seattle and Vancouver offices if we are able to hire additional employees and our customer growth supports such an expansion. According to the growth plan that we have currently, we will need approximately 5000 additional square feet of office space between the two facilities. We believe that this space will be available to lease on an already improved basis and should cost us approximately $60,000 per year in office lease payments.

Employees

We plan to hire approximately 15 additional developers in the next 12 months to meet business expansion and continue servicing existing and new clients, developing existing and new business lines, and augmenting our management, marketing, sales and business development capacities. We intend to hire an additional 8 to 10 sales and marketing staff members. This should bring our total of new hires to around 25 over the course of the next 12 months. We estimate the average cost of each new hire to be approximately $45,000 per year. If we are unable to afford to hire so many people, we will scale back our expansion plans accordingly.

Description of property


Most of our employees are located in an approximately 6,000 square foot facility in Vancouver, British Columbia. The lease for this facility expires in May, 2002. The terms of this lease are as follows: On April 30th, 1999 Butterfly Software entered into a 3 year lease agreement for approximately 3,026 square feet of office space for a total financial commitment of approximately $89,296 Canadian over the period June 1, 1999 thru May 31, 2002. Further, on April 20th, 2000 Butterfly Software entered into a 26 month lease agreement for approximately 2,858 square feet of office space for a total financial commitment of approximately $54,137 Canadian over the period April 1, 2000 thru May 31, 2002. The leases are attached to this filing as Exhibits 10.11 and 10.12. Our headquarters are located in Seattle, Washington of approximately 600 square feet. This facility is rented on a month-to-month basis with no lease agreement. We believe that these existing facilities are adequate to meet our current, foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Certain relationships and related party transactions

There has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management," and the transactions described below.


E-City advanced a total of $75,412 to Cityscape.com over the period August 1999 to March 2000. The outstanding principal balance of this advance is $74,917. This advance is evidenced by a promissory note dated Jan 15, 2001 which provides for interest at 8% per annum and payment of principal and interest no later than January 15, 2002. This promissory note is filed as exhibit 10.9 to this registration statement.


E-City advanced a total of $10,136 to Anis Jessa over a period of seven months starting in May of 1999. The outstanding principal balance of this advance is 10,136. This advance is non-interest bearing and does not have a specific repayment term. There is no promissory note or other writing related to this advance.

E-City received an advance of funds from the entities listed below which are owned by several related parties including Matthew Brooks, who is an officer and controlling shareholder of Cityscape.

E-City received a total of $10,467 as an advance from Ranchland Contracting Ltd. in August and September of 1999. The outstanding principal balance of this advance is $0.The principals of Ranchland Contracting are Matthew Brooks and Rod Farquharson.

E-City received an advance of $2,000 from Canwest Roadbuilders Ltd. on August 27, 1999. The outstanding principal balance of this advance is $0. The principals of Canwest Roadbuilders are Matthew Brooks, Pasquale Lastoria and Domenico Macera.

E-City received an advance of $4,000 from 559767 BC Ltd., on August 27, 1999. The outstanding principal balance of this advance is $0. The principals of 559767 BC Ltd. are Matthew Brooks and Domenico Macera.

E-City received an advance totaling $76,671 from Aggressive Roadbuilders Ltd. in July and August of 1999. The outstanding principal balance of this advance is $0. The principal of Aggressive Roadbuilders is Daryl Brooks. Daryl Brooks is also an officer and controlling shareholder of Cityscape.

E-City also received an advance from E-City shareholder Pacific View Holdings, Ltd., an entity owned by Daryl Brooks, a controlling shareholder of Cityscape. E-City received a total of $54,869 from Pacific View Holdings Ltd. from May 1999 through March of 2000. The outstanding principal balance of this advance is $0.


E-City received an advance from E-City shareholder Kirk Roberts totaling $15,500 in August and September of 2000. The outstanding principal balance of this advance is $0.

Mr. Jessa gifted  200,000 shares to VCBM Company Ltd. and 200,000 shares to
Dale Clark on June 1, 2000. In a separate transaction, these parties lent $400,000 to Matthew Brooks. The specific terms of this loan are not known to Mr. Jessa.



Acquisition of Butterfly by E-City - relationship with Cityscape


To date, we have one development contract with Cityscape.com, Inc. This software development agreement, dated September 15, 1999, was originally between 3DCityguide.com, Inc., the previous name for Cityscape, and Butterfly Software. The agreement specifies payments of $2,000,000.00 from Cityscape to Butterfly over a period of two years, ending August 1, 2001. The agreement was for the creation of interactive mapping solutions for 10 cities at an average of $200,000 per city. There have been payments of approximately $900,000 to date under the agreement. The agreement was assumed by E-City at the closing of the E-City purchase of Butterfly Software, which occurred on August 15, 2000. E-City purchased 100% of the stock of Butterfly Software on August 15, 2000 in exchange for 50,000 shares of common stock of E-City, 25,000 of which will be registered in this offering by Anis Jessa. Anis Jessa and his affiliates were 50% owners of Butterfly Software prior to its acquisition by E-City. While the corporation's conflict of interest policies were observed with respect to E-City's ratification of this related party transaction, there can be no assurance that the terms of the transaction were fair to the shareholders of E-City.

We have derived 100% of our revenues since inception from one customer, Cityscape.com, Inc, a company Chief Executive Anis Jessa used to own approximately 35% of the issued and outstanding shares. Mr. Jessa also served as a director of Cityscape until July, 2000.

Anis Jessa currently serves as our chief executive officer. Prior to July, 2000, Mr. Jessa served as the president of Cityscape.com, Inc. and as a director. In July of 2000, Mr. Jessa resigned as an officer and director of Cityscape. Under stock repurchase agreements entered into with other founders of Cityscape, Mr. Jessa was required to sell his holdings in Cityscape to the other founders at par value of $0.0001 per share upon his resignation. While Mr. Jessa was a holder of approximately 35% of the issued and outstanding stock of Cityscape, he presently has no direct or indirect financial or equity interest in Cityscape.

Gifts of shares by Anis Jessa

On June 1, 2000, Anis Jessa gifted 1,134,750 shares to the following members of his family: Shabnam Jessa, Mohamed Azim Jessa, Aliyha Jessa, Zinnat Mohamedali Gulamhusein, Zehra Claire Visram, and Fidahusein Jessa.

On June 1, 2000, Anis Jessa gifted 726,650 shares to the following list of friends: Gord Hartshorne, Derek Radstaak, Cheryl Tingstad, Doug Miller, Miranda Ronse, Leo Ronse, Rod Froehler, Rod Farquharson, Greg Phoenix, Derek Phoenix, Elizabeth Phoenix, Tracey Phoenix, David Brown, Paul Thompson, Kenneth Roberts, Kirk Roberts, Kristine Ponte, Mike Dwyer, Patricia Dwyer, Garry Haverty, Kirby Helliwell, Tony Miniaci, Michael Kelly, George Shinbo, Paul Kugler, Al Sedgewick, Martin Malus, Monica Pulver and Beatrice Stockwell.


On June 1, 2000, Anis Jessa gifted 1,891,350 shares to the following list of business associates: Park Bench, LLC., 481331 BC Ltd., Ranchland Contracting Ltd., Elle Holdings Ltd., Wynand Investments, Birchfield International Ltd., Empire Builders, Inc., VCBM Company Ltd., Dale Clark, BAS Ltd., Deklite Ltd., and Handsome Enterprises Ltd.

Sales of our common stock and preferred stock

Common stock. The following table summarizes the private placement transactions in which we sold common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them.


                                                     Price
                                                     per      Shares of common
Purchaser               Dates of purchase            share    stock
------------------ -------------------------------- ---------------------

Anis Jessa
director and
executive officer       5/12/00                      $0.0001  3,555,250

Salim Devji
director and
executive officer       8/1/00                       $0.0001  200,000

Robin Moulder
director and
executive officer       8/1/00                       $0.0001  20,000

Susan Polmar
executive officer       8/1/00                       $0.0001  5,000

Shabnam Jessa (1)       5/12/00                      $0.0001  962,250

Mohamed Azim Jessa
Irrevocable Trust (1)
14213 SE 63rd St.
Bellevue, WA 98006      5/12/00                      $0.0001  75,000

Irrevocable
Aliyah Jessa Trust(1)   5/12/00                      $0.0001  75,000

Zinnat Mohamedali       5/12/00                      $0.0001  12,500
Gulamhusein1 (1)

Zehra Claire Visram (1) 5/12/00                      $0.0001  5,000

Fidahusein Jessa (1)    5/12/00                      $0.0001  5,000

Totals 4,915,000

1 Affiliates of Anis Jessa

Description of insider sales

Between May 12, 2000 and August 1, 2000, the registrant sold 4,915,000 shares of common stock in a private placement. There was no public offering of the shares. The duration of the offering period was May 12, 2000 to August 1, 2000. The shares were offered to acquaintances of the officers, directors and employees, as well as offered to the officers and directors themselves. On August 15, 2000, E-City issued to Butterfly Software 50,000 shares of common stock in exchange for 100% of the issued and outstanding stock of Butterfly Software under the attached Stock Purchase Agreement. The officers and directors as a group purchased 4,915,000 shares in this private placement or 99% of the total shares issued in the private placement. In addition, the additional shares issued in connection with the acquisition of Butterfly Software were also issued to insiders of the company and totaled 50,000 shares or 1% of the total then outstanding.

Under the above transactions, the officers, directors and 5% or greater shareholders of E-City purchased a total of 4,915,000 shares in the private placement, representing 99% of the total shares issued and outstanding of E-City subsequent to the private placement.

Officer and director Anis Jessa and his affiliates purchased 4,690,000 of shares on May 12, 2000 at a per share purchase price of $0.0001. Officer and director Anis Jessa was issued 25,000 shares on August 15, 2000 in connection with the acquisition of the Butterfly Software.

Officer and director Robin Moulder purchased 20,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer and director Sal Devji purchased 200,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer Susan Polmar purchased 5,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement.

On February 1, 2001, Salim Devji resigned as an officer, director and employee of E-City Software. As part of his settlement and severance package, Mr. Devji agreed to transfer 175,000 of his common shares of E-City Software to Anis Jessa. On April 1, 2001 Zehra Claire Visram and Anis Jessa agreed to rescind the gift of 5,000 common shares of E-City Software.


Indemnification agreements

We are entering into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Nevada law. For a description of the limitation of our directors' and officers' liability and our indemnification of such directors and officers, see "Limitation on directors' and officers' Liability and Indemnification."

Conflict of interest policy

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

Market for common equity and related stockholder matters


There is no trading market for our common stock at present and there has been no trading market to date. Management has not undertaken any discussions with any prospective market maker concerning the participation in the aftermarket for our securities and management does not intend to initiate any discussions. We cannot guarantee that a trading market will ever develop or if a market does develop, that it will continue. As of December 31, 2000, there are no options outstanding to purchase shares of our common stock and no options to purchase our common stock that are authorized and available for grant. We have no shares that are currently eligible for sale under Rule 144 and 4,690,000 shares which may be eligible for sale under Rule 144 on May 12, 2001, depending on whether the holder remains an affiliate. We have 225,000 shares which may become eligible for sale under Rule 144 on August 1, 2001, depending on whether the holder remains an affiliate. We have 50,000 shares which may become eligible for sale under Rule 144 on August 15, 2001, depending on whether the holder remains an affiliate. We have 3,853,000 common shares which we have agreed to register under the Securities Act in this offering for sale by current security holders. There are approximately 50 holders of record of our shares of common stock. No dividends have been paid on our common stock to date, and we have no plans to pay dividends on our common stock in the foreseeable future.

The Securities and Exchange Commission has adopted a rule that established the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if trading in our common stock is determined to be subject to the above rules, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.


Where you can find additional information


We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.


You may read and copy all materials which we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may also visit our website for further information at http://www.ecitysoftware.com.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Financial statements



Report of HANSEN, BARNETT & MAXWELL CERTIFIED PUBLIC ACCOUNTANTS ......F1 (43)

Financial Statements

Balance Sheet .........................................................F2 (44)

Statements of Operations ..............................................F4 (46)

Statements of Shareholders' Equity.....................................F5 (47)

Statements of Cash Flows.......................................  ......F6 (48)

Notes to Financial Statements.......................................F8-15 (50)











Report of Hansen,
Barnett & Maxwell,
Certified Public
Accountants,

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                       AND

                              FINANCIAL STATEMENTS


                             March 31, 2000 and 1999

                             E-CITY SOFTWARE, INC.

                                 AND SUBSIDIARY





                                TABLE OF CONTENTS


                                                                            Page



Report of Independent Certified Public Accountants ....................F1 (43)

Financial Statements:

Consolidated Balance Sheets - December 31, 2000 and 1999 (Unaudited),
March 31, 2000 and 1999 ...............................................F2 (44)

Consolidated Statements of Liabilities & Stockholder Deficit Nine Months Ended December 31, 2000 and 1999 (Unaudited), and for the Year Ended
March 31, 2000 and for the Five Months Ended March 31, 1999............F3 (45)

Consolidated Statements of Operations for the Nine Months Ended December 31, 2000 and 1999 (Unaudited), and for the Year Ended
March 31, 2000 and for the Five Months Ended March 31, 1999............F4 (46)

Consolidated Statements of Stockholders' (Deficit) for the Five Months Ended March 31, 1999 and for the Year Ended March 31, 2000 and for the Nine Months
Ended December 31, 2000 and 1999 Unaudited)...........................F5 (47)

Consolidated Statements of Cash Flows for the Nine Months Ended
December 31, 2000 and 1999 (Unaudited), and for the Year Ended March
31, 2000 and for the Five Months Ended March 31, 1999 .................F6 (48)

Notes to Financial Statements ......................................F8-15 (50)

F-1
                            HANSEN, BARNETT & MAXWELL
                           A Professional Corporation

                          CERTIFIED PUBLIC ACCOUNTANTS
                                 (801) 532-2200

Member of AICPA Division of Firms Fax (801) 532-7944 Member of SECPS 345 East 300 South, Suite 200
Member of Summit International Associates Salt Lake City, Utah 84111-2693




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of directors and Shareholders

E-City Software, Inc. and Subsidiary



We have audited the accompanying consolidated balance sheets of E-City Software, Inc. and subsidiary as of March 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended March 31, 2000 and for the Five Months Ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of E-City Software, Inc. and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended March 31, 2000 and for the five months ended March 31, 1999 in conformity with accounting principles generally accepted in the United States.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's operating losses since inception and negative working capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
September 12, 2000

F-2
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS





                       December 31,                              March 31,
                     ------------------------          -----------------------
                     2000               1999           2000            1999
                    ------             ------          ------         ------
                    (Unaudited)        (Unaudited)

                                  ASSETS
Current Assets

Cash                $ 38,706            $ 8,078         $ 14,658     $ 12,452

Contract work
in progress         170,925              109,678          74,169        ---

Prepaid expenses     23,457               4,795           13,232        ---

Related party
advances             85,548              83,845           86,055        ---
                  -----------         -----------      ----------- -----------
Total
Current Assets      318,636             206,396          188,114       12,452
                  -----------         -----------      ----------- -----------

Property and Equipment

Automobiles          20,362               21,005          21,043         ---
Furniture
and fixtures         11,420                6,468           6,480         ---
Computer equipment   73,572               47,236          52,792         ---
Computer software    42,161                ---              ---          ---
Less:
accumulated
depreciation        (36,598)              (7,133)        (11,636)        ---
                  -----------           -----------    ----------- -----------
Total
Property
and Equipment       110,917               67,576          68,679         ---
                 -----------            -----------    ----------- -----------

Other Assets
(net of
amortization)         2,711                 ---            ---           ---
                 -----------             -----------   ----------- -----------

Total Assets      $ 432,264              $ 273,972      $ 256,793   $ 12,452
                 ===========             ===========   =========== ===========

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                     December 31,                                  March 31,
                     ------------------------          -----------------------
                     2000               1999           2000            1999
                     ------             ------         ------         ------
                    (Unaudited)        (Unaudited)


Current Liabilities

Accounts payable    $ 41,009            $ 2,988          $-           $ -

Accrued expenses      17,302              8,389          29,691        5,817

Obligations
under capital
lease -
current portion        3,621             3,466           3,538            -

Related
party advances       184,318            175,151         182,130       13,322


Deferred revenue      86,000             226,000        96,000            -

Deferred tax
liability             42,676               -               -              -
                    ----------        -----------      ---------      ---------

Total Current        374,926            415,994         314,810        19,139
Liabilities         ----------        -----------      ----------     ----------

Obligations
Under Capital Lease
Long Term             11,758             15,865          14,984           -
                    ----------         ----------       ----------     ---------


Total Liabilities    386,684            431,859          329,794        19,139
                    ---------          ----------       ---------      ---------


Stockholders' Deficit

Common stock,
$0.0001 par value,
50,000,000 shares
authorized,
4,965,000,50,000,
50,000 and 50,000
shares issued and
outstanding,
respectively             497                   5              5          5

Accumulated
income (deficit)      57,464                (155,117)       (68,136)    (6,653)

Accumulated other
comprehensive
income(loss)         (12,381)                 (2,775)        (4,870)       (39)
                     -------               ----------       --------    -------


Total Stockholders'
 Deficit              45,580                (157,887)        73,001     (6,687)
                    ---------               ----------      --------    -------



Total Liabilities
and Deficit          $432,264                273,972         256,793    12,452
                    ==========             ===========      =========  =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-4
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                        For the Nine             For the Year    For the Five
                        Months Ended             Ended           Months Ended
                        December 31,             March 31,       March 31,
                       -----------------        -----------     ------------
                       2000         1999         2000            1999
                       ----         ----        ------          -------
                          (Unaudited)




Sales              $ 600,000           $ ---        $ 250,000       $ ---

Cost of Goods Sold   245,815             ---          132,023         ---
                   -----------     -----------      -----------    ----------

Gross Profit         354,185             ---          117,977         ---

Operating Expenses

General and
administrative
expenses             187,248          49,140          78,394     6,636

Research and
development            ---            99,520          99,893      ---
                  -----------      -----------     ----------- -----------

Total Operating
Expenses            187,248           148,660        178,287       6,636
                 -----------       -----------     -----------  -----------

Income (Loss)
from Operations    166,937           (148,660)      (60,310)      (6,636)

Other Income (Loss)

Interest income        37             40                57         2

Gain (Loss) on
foreign currency
exchange               1,302         156              1,230)      (19)
                   -----------  -----------        -----------  -----------

Net Other
Income (Loss)         1,339          196             (1,173)     (17)
                  -----------   -----------        -----------  -----------

Net Income (Loss)
Before Provision
For Income Taxes  $ 168,276     $ (148,464)        $ (61,483)    $(6,653)
                   -----------  -----------        -----------   -----------

Provision For
Income Taxes       (42,676)           ---              ---           ---

Net Income (Loss) $ 125,600    $ (148,464)         $ (61,483)    $ (6,653)
                  ===========  ===========         ===========   ===========

Basic Income
(Loss) Per Share  $ 0.03        $ (0.03)            $ (0.01)       $ ---
                 ===========  ===========          ===========   ===========

Weighted Average
Shares Outstanding 4,965,000   4,740,000           4,740,000     4,740,000
                  ==========  ===========         ===========   ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                           E-CITY SOFTWARE, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                       Accumulated
                                          Accumulated  Other
                 Common Stock    Paid In  Income       Comprehensive  Total
                 Shares Amount   Capital  (Deficit)    Income Loss    Equity
                 -------------   -------  -----------  -------------  ------

11-9-98
Shares
issued at
inception        50,000  $ 5       $ -       $ -          $ -          $ 5

Net loss              -    -         -       (6,653)        -         (6,653)
Translation
adjustments           -    -         -          -          (39)         (39)
                                                                     ----------
Comprehensive Loss    -    -         -          -           -          (6,687)

                  ------- -------  --------  --------    --------     --------


Balance
3-31-99           50,000   5         -       (6,653)       (39)         (6,687)

Net loss              -    -         -      (61,483)        -          (61,483)

Translation           -    -         -            -        (4,831)      (4,831)
adjustments                                                             --------

Comprehensive Loss    -    -         -            -          -          (66,314)
                   ------ ------- ----------  -----------  ---------  ----------


Balance
3-31-00            50,000  5         -           (68,136)    (4,870)    (73,001)



NetIncome(unaudited) -     -         -            125,600         -     125,600

Translation
adjustments
(unaudited)             -  -         -               -        (7,511)    (7,511)

Founder's       4,690,000  469       -               -            -         469
shares
issued at
inception of
E-City Software,
Inc. on 5-12-00
(unaudited)

Company
shares           225,000    23       -                -            -         23
issued on                                                              ---------
August 1, 2000
(unaudited)
Comprehensive
Income
(unaudited)            -    -        -                -            -    118,581
              ----------- --------- ----------   ----------- --------- --------


Balance
9-30-00
(unaudited)   4,965,000   $ 497     $-            $ 57,464    $(12,381)  $45,580
              ========== ========== ==========   =========== =========== =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Nine             For the Year    For the Five
                    Months Ended             Ended           Months Ended
                    December 31,             March 31,       March 31,
                    -----------------        -----------     ------------
                    2000         1999         2000            1999
                    ----         ----        ------          -------
                       (Unaudited)


Cash Flows
From Operating
Activities

Net loss          $ 125,600   $(148,464)   $(61,483)      $(6,653)

Foreign exchange
(gain) loss           1,302       156       1,230            19

Depreciation
and amortization     26,162       7,016     11,463             -

Changes in current assets and liabilities:

Related party
advances receivable    507       (83,845)    (85,178)          -

Work in progress    (96,756)     (109,678)   (75,068)          -

Prepaid expenses     (10,225)     (4,795)    (13,035)          -


Accounts
payable
and accrued
expenses             25,169         5,560       26,788         5,788

Related party
advances payable      2,188       161,829      169,747        21,617

Deferred revenue    (10,000)       226,000     96,000           -

Provision for
income taxes         42,676          -           -              -
                    ---------     --------     --------      ---------

Net Cash
Provided by
(Used In)
Operating
Activities           106,623        53,779      72,464        20,771
                   ----------      ---------   ---------     --------


Cash Flows From
Investing Activities


Equipment purchases (67,200)        (74,709)  (59,600)             -
                    --------        --------  --------       ---------


Net Cash Used
in Investing
Activities         (67,200)         (74,709) (59,600)              -
                   --------         -------- --------        ----------



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                      E-CITY SOFTWARE, INC. AND SUBSIDIARY     Con't.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    For the Nine             For the Year    For the Five
                    Months Ended             Ended           Months Ended
                    December 31,             March 31,       March 31,
                    -----------------        -----------     ------------
                    2000         1999         2000            1999
                    ----         ----        ------          -------
                       (Unaudited)

Cash Flows
From
Financing
Activities

Principal
payments
of long-term
debt                 (3,143)        (619)      (5,257)           (8,295)

Borrowings
under
long-term debt          -            19,950        -                 -

Proceeds from stock     492               -        -                 -
                     ---------       ------    -------           -------


Net Cash
(Used In)
Provided by
Financing
Activities             (2,651)        19,331    (5,257)           (8,295)
                     ----------      --------   --------         ---------



Effect of Exchange Rate
Changes on Cash        (12,724)       (2,775)     5,401              (24)
                       -------        -------    -------          ---------

Net Increase
(Decrease)
in Cash and
Cash Equivalents        24,048        (4,374)       2,206            12,452



Cash and Cash
Equivalents at
Beginning of Year       14,658        12,452       12,452               -


Cash and Cash
Equivalents
at End of Year        $  38,706      $ 8,078     $ 14,658         $ 12,452
                       =========    =========    =========        =========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F-8
                      E-CITY SOFTWARE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION WITH RESPECT TO DECEMBER 31, 2000 AND
       FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999 IS UNAUDITED)


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES


Organization and Nature of Operations -- Butterfly Software, Inc. (Butterfly) was incorporated on November 9, 1998 under the laws of British Columbia, Canada. Its primary business activity is the development of interactive computer software (interactive city guides) produced on a contract basis for customers. On May 12, 2000, E-City Software, Inc. (E-City) was created as a Nevada corporation by the major shareholder of Butterfly and 4,690,000 shares of common stock were issued as founders' shares. Subsequent to E-City's formation and under a purchase agreement between Butterfly and E-City, the 100 outstanding shares of Butterfly were exchanged for 50,000 shares of E-City. In this way, Butterfly became a wholly owned subsidiary of E-City. For financial reporting, the acquisition was accounted for at historical cost in a manner similar to a pooling-of-interests with Butterfly considered the acquiring corporation. The historical financial statements of Butterfly, which are presented herein, were restated to reflect the E-City shares issued to the Butterfly shareholders. E-City and its subsidiary, Butterfly, are herein referred to as "the Company".


Interim Unaudited Financial Information -- The accompanying condensed financial statements have been prepared by the Company and are not audited. In the opinion of management, all adjustments necessary for a fair presentation have been included and consist only of normal recurring adjustments except as disclosed herein. The financial position and results of operations presented in the accompanying financial statements are not necessarily indicative of the results to be generated for the remainder of 2000.


Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates


Basis of Presentation--The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements for the nine month period ended December 31, 2000 the company had net income of $125,600 while for the nine month period ended December 31, and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company has incurred net losses of $148,464, $61,483 and $6,653 respectively. Also, for the nine month period ended December 31, 2000 and 1999, and the year ended March 31, 2000 and for the five months ended March 31, 1999, the Company had a working capital deficit of $13,614, $209,598, $126,696, and $6,687, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities which might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain successful operations. The Company's management intends to use both capital and debt financing as needed to provide sufficient cash flow.

The Company's management has formulated a plan involving several efforts including an increased marketing effort to contact potential customers. Expenses and costs are also being examined to determine their need and effectiveness to meet the Company's goals. Various equity sources are also being explored in order to generate cash if needed. Along with exploring equity sources, management is also pursuing financing options, although nothing specific has yet been established with an investor or financing party. If needed, management has also considered cutting back on its projects which would entail a reduction of force and related expenses and curtailment of certain advertising and marketing efforts.

Software Revenue -- Revenue from licenses of the interactive guides is recognized when delivery is complete, and no significant obligations remain unfulfilled by the Company and when collection of any remaining receivable is probable. Payments collected prior to revenue recognition are accounted for as deferred revenue.



Contract Work In Progress -- In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Subsequent costs to produce the interactive guides are accumulated as an asset, "contract work in progress", and recorded as costs of goods sold when revenue is recognized. Contract work in progress for projects that are not expected to be included in costs of good sold during the twelve months following the balance sheet date are recorded as long-term costs in the "other assets" section of the balance sheet. Contract work in progress that is expected to be recorded as costs of sales within the next twelve months is included in current assets. As of March 31, 2000, all projects for which costs have been incurred are expected to be completed within twelve months and, accordingly, contract work in progress is included in current assets.



Major Customers -- During the year ended March 31, 2000, revenue from the company's sole customer amounted to $250,000.


Financial Instruments -- The amounts reported as cash, related party accounts receivable, accounts payable, accrued liabilities and unearned revenue are considered to be reasonable approximations of their fair values due to their near-term maturities.


Cash and Cash Equivalents -- The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.


Property and Equipment -- Property and equipment is reported at cost. Minor repairs, enhancements, and maintenance costs are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the nine months ended December 31, 2000 and 1999 and the year ended March 31, 2000 and for the five months ended March 31, 1999 was $26,162, $7,016, $11,463 and $0, respectively. Major categories of property and equipment and estimated useful lives are as follows:

Estimated

Useful Life

Furniture and fixtures.......................3-7 years

Computer equipment............................ 5 years

Automobiles................................... 5 years

Impairment of Long-lived Assets -- The Company reviews its long-lived assets, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. The Company does not consider any of its long-lived assets to be impaired.

Foreign Currency Translation -- Monetary assets and liabilities which are denominated in currencies other than Canadian Dollars are translated at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated at rates of exchange prevailing on the transaction dates. All exchange gains or losses are recognized currently in earnings.



For reporting purposes, the financial statements have been translated into United States Dollars. Assets and liabilities are translated at the exchange rate in effect on the balance sheet date. Revenue and expense items are translated at an average exchange rate. Translation adjustments representing translation gains or losses are recorded as a component of comprehensive income.


Basic and Diluted Loss Per Share -- Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated to give effect to potentially issuable common shares except during loss periods when those potentially issuable common shares would decrease the loss per share. There were no potentially issuable shares at December 31, 2000 (unaudited), March 31, 2000, or 1999.


Earnings per share for the periods ended December 31, 1999, and March 31, 2000 and 1999 has been calculated by considering the 4,690,000 shares issued upon the inception of E-City on May 12, 2000 as being outstanding for the entire period from November 9, 1998. Earnings per share for the period ending December 31, 2000 has been calculated by considering the 4,965,000 shares issued and outstanding.


Income Taxes -- The Company recognizes an asset or liability for the deferred tax consequences of all temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.



Recent Accounting Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.



In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, An Interpretation of APB Opinion No. 25." Interpretation No. 44 provides definitive guidance regarding accounting for stock-based compensation to non-employee directors. Interpretation 44 allows non-employee directors to be treated as "employees" for purposes of applying APB Opinion No. 25. Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. Options and warrants issued to non-employees are accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which requires these options and warrants be accounted for at their fair value.

F-11
NOTE 2 - CASH FLOW INFORMATION


Supplemental Cash Flow Information -- During the periods ended March 31, 1999 and 2000, and December 31, 2000 and 1999 the Company paid $0, $1,060, $947 and $366 for interest.


Noncash Investing and Financing Activities -- During 2000, the company entered into a capital lease arrangement for a vehicle valued at $21,043. The company also transferred equipment valued at $1,225 to a shareholder as a payment on a note from the shareholder.



NOTE 3-RELATED PARTY TRANSACTIONS AND BALANCES


The Company entered in to an agreement in September 1999 with a related party under common control to develop ten interactive city guides for a total contract price of $2,000,000. During the year ended March 31, 2000 the Company completed and delivered the first interactive guide and recognized revenues of $250,000. During the nine months ended December 31, 2000 the company completed three additional city guides and recognized $600,000 of revenue upon completion. In addition, the company has received deposits on subsequent city guides that it has recorded as deferred revenue pending completion of each guide. The deferred revenue amounts to $86,000 and $96,000 for the nine months ended December 31, 2000 and the year ended March 31, 2000, respectively. As of March 31, 2000, one project was completed and sold and there were no operational problems associated with the completed project. Also as of March 31, 2000, four projects were underway with estimated completion dates of August 2000 for two of the projects and December 2000 for the remaining two projects. Two other projects are expected to be started during calendar 2000 and completed by January 2001. The remaining three projects are expected to be started and completed during calendar 2001.



The Company has also advanced funds to this related party. As of December 31, 2000 and March 31, 2000, the Company had unreimbursed advances of $85,548 and $86,055, respectively, from the related party. $74,917 is evidenced by a promissory note executed by Cityscape on January 15, 2001 in the favor of E-City plus interest of 8% with principle and interest payable and due no later than 12 months from the date this note was executed. This promissory note is attached as exhibit 10.9.



The Company has received cash advances from various shareholders and other companies under common management. Amounts due to these related parties are non-interest bearing and without specific terms of repayment. As of December 31, 2000 and March 31, 2000 and 1999, the Company owed $184,318, $182,130 and
$13,322, respectively.


NOTE 4-COMMITMENTS


Obligations under Capital Leases -- During 2000, the Company entered a capital lease agreement for a vehicle. The lease is for 48 months with a minimum monthly payment of $401. Equipment under capital leases as of March 31, 2000 was as follows:


Automobile                    $ 21,043
Less: Accumulated depreciation (3,069)
                             ----------
                              $ 17,974



Operating Lease Obligations -- On February 29, 2000, the Company entered into a 24 month lease agreement for a vehicle. The lease payment is $458 per month.

On March 31, 2000, the Company entered into a 3-year agreement to lease office space for monthly payments of $1,552. A yearly escalation allowance is provided in the lease agreement.



Rental expense for the nine months ended December 31, 2000 and 1999, and the years ended March 31, 2000 and 1999 was $24,248, $10,437, and $19,766, and $0
respectively.



The future minimum lease payments for capital and operating leases as of March 31, 2000 are as follows:



For the Year Ending                   Capital   Operating
March 31,                             Leases    Leases




2001................................$ 4,807     $ 25,595

2002................................. 4,807       24,708

2003............................... . 4,807        3,294


2004................................. 7,626           -




Total minimum payments................22,047     $ 53,597
                                                 ========

Less amount representing
executory costs...................... (2,299)
                                     ---------

Net minimum lease payment............ 19,748

Less amount representing interest.... (1,226)
                                     --------

Present value of net minimum
lease payments........................ 18,522

Less current portion................. (3,538)
                                     ----------



Obligations Under Capital Lease ...... $ 14,984
                                      =========

F-13
NOTE 5-COMPREHENSIVE LOSS


Comprehensive income (loss) consists of foreign currency translation adjustments as follows:



                                            Before-Tax     Tax      Net-of-Tax
                                            Amount         Benefit    Amount

For the Nine Months
Ended December 31, 2000
(Unaudited)

Translation adjustments                     $(7,511)         $-        $(7,511)
                                           ----------     --------    ---------

Other Comprehensive Income                  $(7,511)         $-        $(7,511)
                                            =======        ========     =======



For the Year
Ended March 31, 2000

Translation adjustments                   $ (4,831)         $-         $(4,831)
                                          ---------     --------    -----------

Other Comprehensive Loss                 $ (4,831)          $-        $ (4,831)
                                           =========    ========     =========



For the Year Ended March 31, 1999

Translation adjustments                    $ (39)           $-          $ (39)
                                          ---------    --------      ---------

Other Comprehensive Loss                   $ (39)           $-          $ (39)
                                           ==========   ========     =========

NOTE 6- INCOME TAXES


The Company did not have a current or deferred provision for income taxes for the year ended March 31, 2000 and for the five months ended March 31, 1999 and recorded a deferred provision for income taxes for the nine months ended December 31, 2000 of $42,676. The following presents the components of the net deferred tax liability at December 31, 2000, March 31, 2000 and 1999:


                                            December 31,     March 31,
                                            ----------------- -----------------

                                            2000               2000        1999
                                            ---------------   -------   -------
                                            (Unaudited)


Operating loss carryforwards                $22,275          $53,495   $2,526

Software development costs                  (64,951)          (28,184)     -


Less: Valuation Allowance                      -             (25,311)   (2,526)

                                            ----------      --------- ---------


Net Deferred Tax (Liability)                $(42,676)          $-         $-


The valuation allowance decreased $25,311 during the nine months ended December 31, 2000, and increased $22,785 and $2,526 during the years ended March 31, 2000 and 1999, respectively. The Company has net operating loss carryforwards of $56,618, $53,495 and $2,526 as of December 31, 2000, March 31, 2000 and 1999,
respectively that expire, if unused, beginning in 2013.



The following is a reconciliation of the income tax benefit computed at the federal statutory tax rate with the provision for income taxes for the period ended December 31, 2000 and the year ended March 31, 2000 and 1999:



                                            December 31,   March 31,
                                            --------------  ---------------

                                            2000            2000        1999
                                            -----------     --------   ------
(                                           Unaudited)


Income tax (benefit)
obligation at statutory

rate (38%)                                  $ 67,750      $ (23,364) $ (2,526)

Deferred tax valuation

allowance change                            (25,311)         22,785      2,526



Non-deductible expenses                        237           579          -




Provision for Income Taxes                  $42,676           $-           $-

NOTE 7-SUBSEQUENT EVENTS



In August 2000, the Company sold 225,000 shares of common stock to certain employees and directors of the Company at par value.



As of the report date, the Company was involved in preparing a Form SB-2 to be filed with the Securities and Exchange Commission to register 3,853,000 shares of common stock on behalf of the stockholders. The Company will receive no proceeds from the sale of the shares to the public by the shareholders.


As mentioned in Note 3, the Company formalized a note receivable with a related party on January 15, 2001.

[Inside Back Cover Art]

(outside back cover page)



Dealer prospectus delivery obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to delivery a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

E-CITY SOFTWARE, INC.


E-City Software, Inc.
Registration statement on form SB-2

Part II

Information not required in prospectus

Indemnification of directors and officers


Article V of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


We are entering into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.



Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC registration fee.................................................. $ 5,086
OTC listing fee......................................................... 1,000
Printing and engraving costs........................................... 20,000
Legal fees and expenses............................................... 150,000
Accounting fees and expenses........................................... 10,000
Blue sky fees and expenses............................................. 10,000
Directors and officers insurance....................................... 25,000
Transfer agent and registrar fees....................................... 4,000
Miscellaneous expenses................................................. 25,000
Total................................................................. 250,086


Recent sales of unregistered securities



Between May 12, 2000 and August 1, 2000, the registrant sold 4,915,000 shares of common stock. There was no public offering of the shares. The duration of the offering period was May 12, 2000 to August 1, 2000 at a price per share of par value of $0.0001 per share, for total offering proceeds to the company of $491.50. These issuances are exempt from registration under the Securities Act in accordance with Regulation D, Rule 505. These shares were issued to officers, directors and affiliates of the company, as well as a limited number of donees of officer and director Anis Jessa. A total of 51 offers concerning the securities were made during the period of the offering. There was no general solicitation, public announcement, advertisement or general offering of the securities. All of the offers were made to acquaintances and business associates of the officers and directors of the company. These 51 offers resulted in sales of 4,915,000 shares to 50 shareholders of record. Of the 50 sales that took place, 30 sales were made to unaccredited, non-affiliate investors. Each individual investor, whether accredited, unaccredited, affiliated or unaffiliated was provided with the following information: (i) the information required to be furnished in Part I of Form SB-2 under the Securities Act; (ii) the information required by Item 310 of Regulation S-B; (iii)the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished in connection with the offering; (iv) written disclosure regarding the limitations and restrictions on resale of the securities.


Officer and director Robin Moulder purchased 20,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer and director Sal Devji purchased 200,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement. Officer Susan Polmar purchased 5,000 shares of common stock at $0.0001 per share on August 1, 2000 in the above mentioned private placement.

On, February 1, 2001, Salim Devji resigned as an officer, director and employee of E-City Software. As part of his settlement and severance package, Mr. Devji agreed to transfer 175,000 of his common shares of E-City Software to Mr. Jessa.

On August 15, 2000, E-City issued to Butterfly Software, a related party, accredited investor who had access to information regarding the Registrant, 50,000 shares of common stock in exchange for the purchase of 100% of the issued and outstanding stock of Butterfly Software under the attached stock purchase agreement. This issuance is exempt from registration under the Securities Act in accordance with Regulation D, Rule 505.

The company has relied on Regulation D, Rule 505 of the Securities Act of 1933 for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering. All of these securities have been appropriately marked with a restricted legend and are "restricted securities" as defined in Rule 144 of the rules and the regulations of the Securities and Exchange Commission, Washington D.C. 20549. All of these securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the purchasers have been granted access to the complete books, financial records, contracts, and other business documents of E-City. Each has also had the opportunity to ask questions of the management, employees, advisors, attorneys and accountants for E-City. In addition, each was granted physical access to E-City's facilities for inspection. Transactions by the registrant involving the sales of these securities set forth above were issued under the "private placement" exemptions under the Securities Act of 1933 as transactions by an issuer not involving any public offering. The registrant has made its own independent determination, based on its own investigation as to whether each person is (i) a sophisticated investor capable of assessing the risks inherent in a private offering, (ii) able to bear the economic risk of his investment and (iii) aware that the securities were not registered under the Securities Act of 1933 and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an applicable exemption is determined.


For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Related party transactions" in the form of prospectus included herein.



Exhibits

Number description
3.1  (a) Articles of incorporation of the registrant
3.2  (a) Bylaws of the registrant.
4.1  (a) Specimen common stock certificate.
5.1      Opinion of Jonathan Ram Dariyanani, Esq.
10.1 (a) Form of common stock purchase agreement
10.2 (a) Common stock purchase agreement by and between E-City Software, Inc. and Anis Jessa.
10.3 (a) Common stock purchase agreement by and between E-City Software, Inc. and Salim Devji.
10.4 (a) Common stock purchase agreement by and between E-City Software, Inc. and Robin Moulder.
10.5 (a) Common stock purchase agreement by and between E-City Software, Inc and Susan Polmar.
10.6 (a) Stock purchase agreement
         by and between E-City Software, Inc and Butterfly Software Inc.
10.7 (a) Software development agreement 10.8 (a) Software development agreement addendum
10.9 (b) Cityscape promissory note dated January 15, 2001
10.10 Agreement between Keller Verlag Gmbh and E-City Software dated December 13, 2000
10.11(b) Property lease agreement between Butterfly Software,Inc. and 343
         Railway Investments Ltd. dated April 30, 1999
10.12(b) Property lease agreement between Butterfly Software,Inc. and 343
         Railway Investments Ltd. dated April 20, 2000
23.1     Consent of Hansen, Barnett & Maxwell,
         Certified Public Accountants, (see Page II- 89 )
23.2     Consent of Jonathan Ram Dariyanani, Esq.
         (included in Exhibit 5.1).
24.1(a)  Power of attorney (see Page II-66).



(a) Filed previously with the commission in registrant's Filing on Form SB-2 on September 22, 2000.
(b) Filed previously with the commission in registrant's Filing on Form SB-2/A on January 29, 2001.



Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) to file during any period in which we offer or sell securities, a post-effective amendment to this registration statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and (c) to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h)under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.


Signatures


As required by the Securities Act, the registrant has caused this registration statement to be signed on its behalf by the undersigned, who is duly authorized, in Seattle, State of Washington, on the 16th day of April, 2001.


By: /s/ Anis Jessa

Anis Jessa, chief executive officer, principal accounting officer and director

By: /s/ Robin Moulder
Robin Moulder, chief operating officer and director

By: /s/ Susan Polmar
Susan Polmar, chief marketing officer

EXHIBIT INDEX


Number description

3.1  (a) Articles of incorporation of the registrant
3.2  (a) Bylaws of the registrant.
4.1  (a) Specimen common stock certificate.
5.1      Opinion of Jonathan Ram Dariyanani, Esq.
10.1 (a) Form of common stock purchase agreement
10.2 (a) Common stock purchase agreement by and between E-City Software, Inc. and Anis Jessa.
10.3 (a) Common stock purchase agreement by and between E-City Software, Inc. and Salim Devji.
10.4 (a) Common stock purchase agreement by and between E-City Software, Inc. and Robin Moulder.
10.5 (a) Common stock purchase agreement by and between E-City Software, Inc and Susan Polmar.
10.6 (a) Stock purchase agreement
         by and between E-City Software, Inc and Butterfly Software Inc.
10.7 (a) Software development agreement 10.8 (a) Software development agreement addendum
10.9 (b) Cityscape promissory note dated January 15, 2001
10.10 Agreement between Keller Verlag Gmbh and E-City Software dated December 13, 2000
10.11(b) Property lease agreement between Butterfly Software,Inc. and 343
         Railway Investments Ltd. dated April 30, 1999
10.12(b) Property lease agreement between Butterfly Software,Inc. and 343
         Railway Investments Ltd. dated April 20, 2000
23.1     Consent of Hansen, Barnett & Maxwell,
         Certified Public Accountants, (see Page II- 89 )
23.2     Consent of Jonathan Ram Dariyanani, Esq.
         (included in Exhibit 5.1).
24.1 (a) Power of attorney (see Page II-66).




(a) Filed previously with the commission in registrant's filing on Form SB-2 on September 22, 2000.
(b) Filed previously with the commission in registrant's filing on Form SB-2/A on January 29, 2001.





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